Exhibit 99.1

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Meg Gallagher (media) 312-580-2289
Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE REPORTS 1st QUARTER RESULTS

CHICAGO, April 26, 2005 – Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common stockholders of $19 million, or $.07 per diluted share, for the first quarter of 2005.  These results compare with a net loss available to common stockholders of $66 million, or $.26 per diluted share, for the first quarter of 2004.  Net sales for the period increased 8 percent to $2.1 billion, from $1.9 billion in the first quarter of 2004.

Commenting on the results, Patrick J. Moore, chairman, president and chief executive officer, said, “The first quarter is the seasonally slowest period for our business and our containerboard mill system ran at lower operating rates as we balanced our inventories with demand.    In addition to the anticipated rising employee benefits, energy and transportation costs that we highlighted earlier this year, adverse weather conditions drove virgin fiber costs higher than expected.”  The company’s first quarter containerboard mill operating rate was approximately 88 percent, down sequentially from 94 percent.  First quarter linerboard prices were flat sequentially but up over 25 percent from the prior year first quarter.

The company’s North American corrugated shipments dipped less than one percent on a per day basis compared to the first quarter 2004, despite closing nine plants in 2004.  Corrugated container prices moved up nearly half a percent during the quarter and were more than 9 percent higher than year-ago levels.

The consumer packaging segment reported sequential pricing improvement in the first quarter.   However, higher costs and mix changes eroded margins.   Folding carton and multiwall bag shipments were down 3 percent and 4 percent, respectively, compared to the first quarter 2004.

As anticipated, the company continued to contend with inflationary cost pressures in the period.  Higher energy usage and coal prices drove a $10 million sequential increase in energy expense, while first quarter virgin fiber costs increased by $8 million, compared to the previous quarter.  Employee benefit costs were up $26 million sequentially primarily due to the timing of benefit payments.

Commenting on the outlook, Moore said, “As we exit the first quarter, inventory levels are healthy and demand is improving.    In response to inflationary pressures, we are accelerating cost management efforts and expect many of our key input costs to moderate over the balance of the year.    Factoring in these positive trends and the ongoing implementation of previously announced price increases, we expect Smurfit-Stone will return to profitability in the second quarter.”

Smurfit-Stone discusses its quarterly financial performance on conference calls broadcast live and archived on its website, www.smurfit-stone.com.  The first quarter call will be held on Tuesday, April 26, at 8:00 a.m. Central Time.

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2004, as updated from time to time in the company’s Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION

STATISTICAL INFORMATION

	2005				2004
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Containerboard and Corrugated Container Segment

Containerboard System
North American Mill Operating Rates (containerboard only)	87.9				91.5	94.8	94.9	94.2

North American Containerboard Production - M Tons	1,751				1,790	1,858	1,903	1,887
Year over Year Avg. Domestic Linerboard Price per Ton Change	25.2%

Pulp Production - M Tons	141				128	146	138	137
SBS/Bleached Board Production - M Tons	65				60	74	70	72
Kraft Paper Production - M Tons	52				74	72	54	59

Corrugated Containers
North American Shipments - BSF	20.9				21.4	21.9	22.0	21.2
Per Day North American Shipments - MSF	337.1				339.5	348.3	343.0	348.3
Year over Year Avg. Corrugated Price per MSF Change	9.4%

Consumer Packaging Segment

Coated Boxboard Production - M Tons	138				141	140	140	139

Folding Cartons
Shipments - M Tons	124				128	124	134	131
Year over Year Avg. Folding Carton Price Per Ton Change	4.2%

Multiwall Bags
Shipments - MM Bags	270				282	291	295	289
Year over Year Avg. Multiwall Bag Price per Bag Change	5.6%

Other Operations Segment

Fiber Reclaimed and Brokered - M tons	1,636				1,616	1,609	1,632	1,685

SMURFIT-STONE CONTAINER CORPORATION

SELECTED FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	2005					2004
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net sales	$2,093				$2,093	$1,942	$2,038	$2,165	$2,146	$8,291

Income (loss) from operations	$61				$61	$(23)	$63	$149	$74	$263

Net income (loss) available to common stockholders	$(19)				$(19)	$(66)	$(10)	$28	$(9)	$(57)

Diluted earnings (loss) per common share	$(0.07)				$(0.07)	$(0.26)	$(0.04)	$0.11	$(0.04)	$(0.23)

Total reported debt	$4,633				N.A.	$4,879	$4,869	$4,788	$4,498	N.A.

Capital expenditures	$66				$66	$42	$39	$58	$80	$219

Pension contributions	$47				$47	$44	$44	$61	$28	$177

	Three Months Ended March 31, 2005					Three Months Ended March 31, 2004
	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total

Segment Results
Revenues	$1,582	$404	$107		$2,093	$1,441	$411	$90	$—	$1,942
Segment profit (loss)	$67	$15	$5	$(115)	$(28)	$(8)	$21	$6	$(123)	$(104)

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$5	$6
Receivables	301	254
Retained interest in receivables sold (Note 1)	133	158
Inventories	795	786
Deferred income taxes	145	142
Prepaid expenses and other current assets	83	60
Total current assets	1,462	1,406

Net property, plant and equipment	4,600	4,638
Timberland, less timber depletion	44	44
Goodwill	3,301	3,301
Other assets	332	336

	$9,739	$9,725

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt	$36	$19
Accounts payable	589	604
Accrued compensation and payroll taxes	176	191
Interest payable	80	95
Other current liabilities	161	207
Total current liabilities	1,042	1,116

Long-term debt, less current maturities	4,597	4,479
Other long-term liabilities	1,034	1,048
Deferred income taxes	806	823

Stockholders’ equity
Preferred stock	86	85
Common stock	3	3
Additional paid-in capital	4,007	3,999
Unamortized restricted stock	(9)	(7)
Retained earnings (deficit)	(1,526)	(1,507)
Accumulated other comprehensive income (loss)	(301)	(314)
Total stockholders’ equity	2,260	2,259

	$9,739	$9,725

Note 1:          At March 31, 2005, and December 31, 2004, $586 million and $624 million, respectively, of receivables had been sold under two accounts receivable securitization programs, of which the company retained a subordinated interest. The off-balance sheet Stone Receivables Corporation debt and funding received from the Canadian accounts receivable program totaled $448 million and $451 million, respectively, as of those dates. See our Annual Report on Form 10-K for the year ended December 31, 2004 for further description of these programs.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended March 31,
	2005	2004

Net Sales	$2,093	$1,942
Costs and expenses
Costs of goods sold	1,835	1,750
Selling and administrative expenses	196	200
Restructuring charges	1	15
Income (loss) from operations	61	(23)
Other income (expense)
Interest expense, net	(86)	(86)
Other, net (Note 1)	(3)	5
Loss before income taxes	(28)	(104)
Benefit from income taxes	12	41
Net loss	(16)	(63)
Preferred stock dividends and accretion	(3)	(3)
Net loss available to common stockholders	$(19)	$(66)

Diluted earnings per common share
Net loss	$(0.07)	$(0.26)
Net loss available to common stockholders	$(0.07)	$(0.26)

Weighted average shares outstanding	254	252

Note 1:          2005 includes non-cash foreign currency losses of $1 million for the 1st quarter.
2004 includes non-cash foreign currency gains of $3 million for the 1st quarter.

SMURFIT-STONE CONTAINER CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended March 31,
	2005	2004

Cash flows from operating activities
Net loss	$(16)	$(63)
Adjustments to reconcile net loss to net cash used for operating activities
Depreciation, depletion and amortization	103	103
Amortization of deferred debt issuance costs	2	3
Deferred income taxes	(28)	(45)
Pension and postretirement benefits	(9)	(8)
Non-cash foreign currency losses (gains)	1	(3)
Non-cash restructuring charges		8
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables and retained interest in receivables sold	(24)	(27)
Inventories	(11)	(15)
Prepaid expenses and other current assets	(1)	(1)
Accounts payable and accrued liabilities	(70)	8
Interest payable	(15)	(25)
Income tax benefit on exercise of employee stock options		4
Other, net	(2)

Net cash used for operating activities	(70)	(61)

Cash flows from investing activities
Expenditures for property, plant and equipment	(66)	(42)
Proceeds from property and timberland disposals and sale of businesses	5	3

Net cash used for investing activities	(61)	(39)

Cash flows from Financing activities
Net borrowings of debt	133	68
Net repayments under accounts receivable securitization programs		(1)
Preferred dividends paid	(2)	(2)
Proceeds from exercise of stock options	1	33
Deferred debt issuance costs	(2)

Net cash provided by financing activities	130	98

Decrease in cash and cash equivalents	(1)	(2)
Cash and cash equivalents
Beginning of period	6	12

End of period	$5	$10

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2005	2004

Net loss	$(16)	$(63)
Benefit from income taxes	(12)	(41)
Interest expense, net	86	86
Depreciation, depletion and amortization	103	103
EBITDA (Note 1)	161	85
Receivables discount expense	4	1
Restructuring charges	1	15
Non-cash foreign exchange (gain) loss	1	(3)
Adjusted EBITDA (Note 1)	$167	$98

Note 1:    “EBITDA” is defined as net loss before benefit from income taxes, interest expense, net and depreciation, depletion and amortization.  “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above.    EBITDA and Adjusted EBITDA are presented in order to provide an indication of our ability to service debt and are important measures to use because of our highly leveraged position.   They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations for the periods presented.   EBITDA and Adjusted EBITDA are not measurements under accounting principles generally accepted in the United States and may not be similar to EBITDA and Adjusted EBITDA measurements of other companies.